                        CHIEF EXECUTIVE OFFICER'S MESSAGE





Dear Shareholder:

         We are pleased to report that Century South Banks, Inc. posted record net earnings for the first quarter of 1998. Net income increased 23.2% to $3,530,000 as compared to $2,866,000 for the first quarter of 1997. Similarly, earnings per diluted share increased 23.1% to $0.32 as compared to $0.26 for the same period of 1997.

         The quarterly cash dividend of $0.1075 per share paid on April 7, 1998, a 4.9% increase over the same quarter of 1997 and a 1.2% increase over the previous quarter's dividend.

         Total assets at March 31, 1998 were approximately $1,077,585,000. Return on average assets increased to 1.35% as compared to 1.12% for the quarter ended March 31, 1997. At March 31, 1998, our reserve for loan losses was 1.64% of total loans outstanding and nonperforming assets as a percentage of total assets were 0.77%.

         We are pleased with the Company's solid first quarter performance. More importantly, we are excited about the direction in which the Company is headed and the momentum we have achieved. The Company is focused on developing a stronger sales culture, strengthening credit quality, and lowering overhead costs while continuing to provide for our customers' banking needs. We expect this strategy to create a stronger company that will be better able to meet the challenges ahead and offer more to its customers and investors.

         As always, we want to encourage you to utilize the Century South affiliate bank in your community.

                                                 Sincerely,


                                                 James A. Faulkner
                                                 Vice Chairman and
                                                 Chief Executive Officer

         Century South Banks, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)


                                                                    March 31,          March 31,
                                                                       1998              1997
                                                               -----------------------------------
                                                                       (amounts in thousands)
Assets
   Cash and due from banks                                      $   40,666            $   45,136
   Federal funds sold                                               59,380                65,050
   Interest-earning deposits in other banks                          9,498                19,842
   Investment securities                                           163,137               195,680
   Loans, net of unearned income                                   765,854               699,448
   Allowance for loan losses                                       (12,541)              (10,658)
   Premises and equipment, net                                      25,945                27,419
   Other assets                                                     25,646                28,894
                                                               -----------------------------------
   Total assets                                                 $1,077,585            $1,070,811
                                                               ===================================

Liabilities
   Noninterest-bearing deposits                                 $  137,204            $  127,598
   Interest-bearing deposits                                       813,240               820,474
   Other short-term borrowings                                         390                   300
   Federal Home Loan Bank advances                                   4,856                 6,957
   Long-term debt                                                       38                 1,720
   Other liabilities                                                10,043                10,023
                                                               -----------------------------------
   Total liabilities                                               965,771               967,072
                                                               -----------------------------------

Shareholders' Equity
   Common stock                                                     10,942                10,888
   Additional paid-in capital                                       34,382                34,125
   Retained earnings                                                65,926                59,751
   Reduction for ESOP loan guarantee                                    --                  (320)
   Common stock in treasury, at cost                                  (306)                 (306)
   Accumulated other comprehensive income (loss)                       870                  (399)
                                                               -----------------------------------
   Total shareholders' equity                                      111,814               103,739
                                                               -----------------------------------
   Total liabilities and shareholders' equity                   $1,077,585            $1,070,811
                                                               ===================================


CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                                                                        Three months ended
                                                                            March 31,
                                                                       1998             1997
                                                               -----------------------------------
                                                                     (amounts in thousands,
                                                                     except per share data)

    Interest income                                             $   22,931            $ 22,067
    Interest expense                                                 9,839               9,713
                                                               -----------------------------------
    Net interest income                                             13,092              12,354
    Provision for loan losses                                          507                 661
    Noninterest income                                               3,503               2,083
    Noninterest expense                                             10,685               9,647
    Income tax expense                                               1,873               1,263
                                                               -----------------------------------
    Net income                                                  $    3,530            $  2,866
                                                               ===================================

    Weighted average common shares outstanding
         assuming dilution                                          11,137              11,093
    Net income per share assuming dilution                      $     0.32            $   0.26
    Dividends declared per share                                $   0.1075            $ 0.1025

                                                        CenturySouthbanks
-------------------------------------------------------------------------
                                                                     Inc.
Executive Officers
-------------------------------------------------------------------------------

William H. Anderson, II                                          Chairman
J. Russell Ivie                                             Vice Chairman
James A. Faulkner                                     Vice Chairman & CEO
Joseph W. Evans                                      President, COO & CFO
Tony E. Collins                            Executive Vice President & CAO
Stephen W. Doughty                         Executive Vice President & CCO
Sidney J. Wooten                                 Executive Vice President

Directors
-------------------------------------------------------------------------------

William H. Anderson, II, Chairman                   Thomas T. Folger, Jr.
J. Russell Ivie, Vice Chairman                      Quill O. Healey
James A. Faulkner, Vice Chairman                    Frank C. Jones
James R. Balkcom, Jr.                               John B. McKibbon, III
William L. Chandler                                 E. Paul Stringer
Joseph W. Evans


Affiliates
-------------------------------------------------------------------------------

Bank of Dahlonega                      Gwinnett National Bank
60 Main Street West                    3200 Peachtree Industrial Boulevard
Dahlonega, GA  30533                   Duluth, GA  30136
John L. Lewis, President               Terry C. Evans, President
706-864-3314                           770-497-9797

The Bank of Ellijay                    First Community Bank of Dawsonville
Sand and Broad Street                  136 Highway 400 South
Ellijay, GA  30540                     Dawsonville, GA  30534
C. Paul Nealey, President              W. Keith Morris, President
706-276-3400                           706-216-5050

First Bank of Polk County              Peoples Bank
40 Ocoee Street                        13321 Jones Street
Copperhill, TN  37317                  Lavonia, GA  30553
David E. Adkisson, President           J. Douglas Cleveland, President
423-496-3261                           706-356-8040

Georgia First Bank                     Bank of Danielsville
455 Jesse Jewell Parkway               Courthouse Square
Gainesville, GA  30501                 Danielsville, GA  30633
Andrew K. Walker, President            L. Banister Sexton, President
770-535-8000                           706-795-2121

First National Bank of Union County    First South Bank, N.A.
420 Blue Ridge Highway                 4951 Forsyth Road
Blairsville, GA  30512                 Macon, GA  31210
Rodney B. McCombs, Interim President   Daniel M. Forrester, President
706-745-5571                           912-757-2000

Fannin County Bank, N.A.               Ameribank, N.A.
480 W. First Street                    7393 Hodgson Memorial Drive
Blue Ridge, GA  30513                  Savannah, GA  31406
Steve M. Eaton, President              J. Thomas Wiley, Jr., President
706-632-2075                           912-232-3800

                            FINANCIAL HIGHLIGHTS (Unaudited)


Selected Balances
-----------------------------------------------------------------------------------------

                                                   As of March 31,
                                                1998             1997         Percentage Change
                                           ------------------------------------------------------
                                             (amounts in thousands, except per share data)
Loans, net                                  $  753,313        $  688,790             9.37%
Deposits                                       950,444           948,072             0.25
Total assets                                 1,077,585         1,070,811             0.63
Shareholders' equity                           111,814           103,739             7.78
Net income                                       3,530             2,866            23.17
Book value per share                             10.27              9.58             7.20
Net income per share assuming dilution            0.32              0.26            23.08
Weighted average common shares outstanding
   assuming dilution                            11,137            11,093              .40
Nonperforming loans                              5,578             3,283            69.91
Other real estate and other
   nonperforming assets                          2,702             2,884            (0.63)


Financial Ratios
---------------------------------------------------------------------------------0-----------

Return on average assets                          1.35%             1.12%           20.54%
Return on average shareholders' equity           12.93             11.30            14.42
Net interest margin (taxable equivalent)          5.48              5.34             2.62
Allowance for loan losses to loans                1.64              1.52             7.89
Nonperforming assets to total assets              0.77              0.58            32.76

                                 SHAREHOLDER INFORMATION

--------------------------------------------------------------------------------
Stock Information
Century South Banks, Inc. ("CSBI") lists its stock for trading on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"). The ticker tape symbol is "CSBI". Market price for the quarter ended March 31, 1998:

              Three month high .................  $ 25.75
              Three month low ..................  $ 23.50
              Closing price ....................  $ 24.75

--------------------------------------------------------------------------------
Shareholder Services
Shareholders wishing to change the name or address on their stock, to report lost certificates or to consolidate accounts should contact:
              Century South Banks, Inc.
              Shareholder Relations
              P.O. Box 1000
              Dahlonega, Georgia  30533
              (706) 864-1111

--------------------------------------------------------------------------------
Dividend Reinvestment Plan/Cash Contributions
Shareholders wishing to automatically reinvest quarterly dividends into Century South Banks, Inc. common stock or make voluntary cash contributions should contact:
              Century South Banks, Inc.
              Dividend Reinvestment Plan/Cash Contributions
              P.O. Box 1000
              Dahlonega, Georgia  30533
              (706) 864-1111

--------------------------------------------------------------------------------
Investor Relations
Shareholders, analysts, and others seeking financial information on Century South Banks, Inc. should contact one of the following:

James A. Faulkner      Susan J. Anderson                   Joseph W. Evans
Vice Chairman & CEO    Senior Vice President & Controller  President, COO & CFO
(706) 864-3915         (706) 864-3915                      (912) 475-4340